EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Victory LG, Inc., a Nevada corporation (a development stage company), and in all subsequent amendments, including post effective amendments, and supplements to the Registration Statement (including the prospectus contained therein) of our report dated March 24, 2011 on our audit of the financial statements of Victory LG Inc., a Nevada Corporation as of February 28, 2011, and the related statements of operations, stockholder’s equity (deficit) and cash flows for the period ended February 28, 2011, and the reference to us under the caption “Experts.”

/s/                                       .
M&K CPAS, PLLC

Houston, Texas
April 28 , 2011